Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of SAI.TECH Global Corporation on Amendment No.3 to Form F-1 (File No. 333-267068) of Marcum Bernstein & Pinchuk LLP’s report dated October 15, 2021 (Marcum Bernstein & Pinchuk LLP is now known as Marcum Asia CPAs LLP) with respect to our audit of the consolidated balance sheet of SAITECH Limited as of December 31, 2020, and the related consolidated statements of operations and comprehensive (loss)/income, changes in shareholders’ equity/(deficit) and cash flows for the period from March 28, 2019 (inception) through December 31, 2019 and for the year ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on March 29, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP (Formerly Marcum Bernstein & Pinchuk LLP)

New York, NY

September 26, 2022

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com